Exhibit 10.61

Peter L. Davis

Senior Vice President

Middle Market

March 29, 2006

Mark LeFever, CFO

Resorts International Hotel, Inc

1133 Boardwalk

Atlantic City, NJ 08401

Dear Mark,

I am pleased to inform you that the bank as consented to your request for covenant changes for sections 6.8(a), 6.8(b), 6.8(c) under The Third Amendment to the Loan and Security Agreement for the net worth, interest coverage and trailing 12 month EBITDA tests for the 12/31/05, 3/31/06, and 6/30/06 covenant test dates under the current Loan and Security Agreement.

Pursuant to your request we have agreed to amend and replace the existing financial covenants of the above reference section of the Agreement as follow:

Section	Test	12/31/05	3/31/06	6/30/06
6.8(a)	Net Worth	$68,000,000	$65,000,000	$65,000,000
6.8(b)	Interest Coverage	1.25:1	1.10:1	1.10:1
6.8(c)	EBITDA	$30,000,000	$29,000,000	$28,000,000

Please note that the net work requirements agreed to above are absolute and fixed dollar amounts and are not subject to automatic adjustments as originally contemplated in section 6.8(a) of the Third Amendment to the Credit Agreement.

In consideration for making the above changes to the Agreement, the bank is charging an Amendment Fee of $50,000. Please execute the attached copy of this letter and return to my attention with the Amendment Fee.

Sincerely,	Agreed and Accepted

Peter L. Davis	Mark Lefever, CFO

One Commerce Square

2005 Market Street; 2nd Floor

Philadelphia, Pennsylvania 19103

215-282-4433

Fax: 215-282-4032

peter_davis@yesbank.com